EXHIBIT 23.4

                         Consent of Independent Auditors

     We consent to the incorporation by reference in this Registration Statement (Form S-4) pertaining to the merger of German American Bancorp and Holland Bancorp, Inc., of our report, dated February 16, 1998, relating to the consolidated balance sheet of CSB Bancorp and subsidiary as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended, appearing in German American Bancorp's Annual Report on Form 10-K for the year ended December 31, 1999.


/s/ Gaither Rutherford & Co., LLP

Gaither Rutherford & Co., LLP
August 7, 2000
Evansville, Indiana